UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2003

SMARTIRE SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Yukon
(State or other jurisdiction of incorporation)

0-24209
(Commission File Number)

Not applicable
(IRS Employer Identification No.)

#150 - 13151 Vanier Place, Richmond, British Columbia V6V 2J1
(Address of principal executive offices and Zip Code)

604.276.9884
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

Pursuant to a License Agreement with TRW, Inc. dated August 31, 2001, we were granted the royalty free perpetual right (the "TRW License") to use certain TRW patents respecting aspects of tire monitoring systems. One of the TRW patents is used in our current and proposed tire monitoring systems. A clause of the License Agreement states that the TRW License automatically terminates if we breach any of its obligations under certain other agreements, including a promissory note dated August 31, 2001. The promissory note is secured by a general security agreement covering our assets. Although TRW granted us an extension to make the balance of the principal payment, we failed to meet this repayment schedule and it was not expressly stated that our licensing rights would remain valid. We have negotiated with the successor of TRW, Inc. and have reached an arrangement whereby if the amount of $850,000 is paid to TRW's successor by March 7, 2003, in full settlement of the promissory note outstanding, the License Agreement will be reinstated.

Pursuant to a Asis Purchase and Supply Contract dated November 1, 2001 with SensoNor asa, a Norwegian company (the "Asis Agreement"), we have agreed to pay to SensoNor a fee of $500,000 within 60 days of SensoNor issuing an invoice for that amount respecting certain non-recoverable engineering fees. We had the option of paying the $500,000 in our common shares at a discount price from the market but at no less than $2.00 per share. Since the date of the Asis Agreement, SensoNor and we have agreed that on certain conditions we would pay the $500,000 in cash. On December 13, 2002 SensoNor delivered to us a notice of termination of the Asis Agreement unless we paid the outstanding amount within 30 days. We have since paid SensoNor $25,000 in cash and are in negotiations to resolve all outstanding issues, including a repayment schedule over the period ending July 15, 2003. SensoNor is the supplier of a key component of our products, and that component would be very difficult to source from other suppliers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SmarTire Systems Inc.

/s/ Al Kozak
By: Al Kozak
Chief Operating Officer
Date: February 27, 2003